                                                                   EXHIBIT 10.33



================================================================================






                               OPERATING AGREEMENT


                                       OF


                              VIVELLE VENTURES LLC


                     (A DELAWARE LIMITED LIABILITY COMPANY)




                             DATED AS OF MAY 1, 1998







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                                TABLE OF CONTENTS


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                                   ARTICLE I

DEFINITIONS..............................................................................1

         Section 1.1  Definitions........................................................1

                                   ARTICLE II

GENERAL PROVISIONS.......................................................................7

         Section 2.1  Formation..........................................................7
         Section 2.2  Name...............................................................7
         Section 2.3  Place of Registered Office; Registered Agent.......................7
         Section 2.4  Place of Business..................................................7
         Section 2.5  Purpose............................................................7
         Section 2.6  Limitations on Company Powers......................................7
         Section 2.7  Ancillary Agreements...............................................7
         Section 2.8  Term...............................................................8

                                   ARTICLE III

CAPITAL CONTRIBUTIONS....................................................................8

         Section 3.1  Initial Capital Contributions......................................8
         Section 3.2  Percentage Ownership Interest......................................9
         Section 3.3  Additional Capital Contributions...................................9
         Section 3.4  Return of Capital Contribution....................................10
         Section 3.5  Capital Accounts..................................................10
         Section 3.6  New Members.......................................................11

                                   ARTICLE IV

MEMBERS.................................................................................11

         Section 4.1  Members...........................................................11
         Section 4.2  Admission of New Members..........................................11
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         Section 4.3  Voting............................................................11
         Section 4.4  Liability of Members..............................................11
         Section 4.5  Access to and Confidentiality of Information; Records.............11
         Section 4.6  Limitation on Actions of Members; Binding Authority...............12

                                   ARTICLE V

MANAGEMENT..............................................................................13

         Section 5.1  Determination by Members..........................................13
         Section 5.2  President.........................................................13
         Section 5.3  Management Committee..............................................13
         Section 5.4  Matters Requiring Supermajority Management Committee Approval.....14
         Section 5.5  Delegation of Authority...........................................15
         Section 5.6  Obligations of Members............................................16
         Section 5.7  Other Activities..................................................16
         Section 5.8  Power to Bind Company.............................................16

                                   ARTICLE VI

ALLOCATIONS.............................................................................16

         Section 6.1  General Rule......................................................16
         Section 6.2  Limitation on Loss Allocation.....................................18
         Section 6.3  Special Allocations...............................................18
         Section 6.4  Allocation with Respect to Transferred Interests..................19
         Section 6.5  Section 704(c) Allocations........................................20

                                  ARTICLE VII

DISTRIBUTIONS...........................................................................20

         Section 7.1  Distribution of Distributable Funds...............................20
         Section 7.2  Year End True-Up..................................................21
         Section 7.3  Guaranteed Payment to Novartis....................................21

                                  ARTICLE VIII

BOOKS, RECORDS, TAX MATTERS AND BANK ACCOUNTS...........................................21

         Section 8.1  Books and Records.................................................21
         Section 8.2  Tax Matters Member................................................21
         Section 8.3  Bank Accounts.....................................................22
         Section 8.4  Accounting Method.................................................22
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                                      (ii)

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                                   ARTICLE IX

SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION.........................................22

         Section 9.1  General Restriction...............................................22
         Section 9.2  Permitted Transfers...............................................22
         Section 9.3  Admission of Transferee...........................................22
         Section 9.4  Withdrawals.......................................................22
         Section 9.5  Buy/Sell..........................................................22

                                   ARTICLE X

DISSOLUTION.............................................................................24

         Section 10.1  Limitations......................................................24
         Section 10.2  Dissolution Events...............................................24
         Section 10.3  Liquidation......................................................25
         Section 10.4  Termination of Licenses and Know-How.............................26

                                   ARTICLE XI

EXCULPATION AND INDEMNIFICATION.........................................................26

         Section 11.1  Exculpation of Members...........................................26
         Section 11.2  Indemnification by Company.......................................27

                                  ARTICLE XII

DISPUTE RESOLUTION......................................................................27

         Section 12.1  Dispute Settlement...............................................27
         Section 12.2  Mediation........................................................27
         Section 12.3  Arbitration......................................................28

                                  ARTICLE XII

MISCELLANEOUS...........................................................................30

         Section 13.1   Notices.........................................................30
         Section 13.2   Governing Law...................................................31
         Section 13.3   Successors......................................................31
         Section 13.4   Construction....................................................31
         Section 13.5   Table of Contents and Captions Not Part of Agreement............32
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                                     (iii)


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         Section 13.6   Severability....................................................32
         Section 13.7   Counterparts....................................................32
         Section 13.8   Entire Agreement and Amendment..................................32
         Section 13.9   Further Assurances..............................................32
         Section 13.10  No Third Party Rights...........................................32
         Section 13.11  Incorporation by Reference......................................32
         Section 13.12  Limitation on Liability.........................................32
         Section 13.13  Remedies Cumulative.............................................33
         Section 13.14  No Waiver.......................................................33
         Section 13.15  Investment Representations......................................33


















                                      (iv)

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of May 1, 1998 (this "Agreement"), of Vivelle Ventures LLC (the "Company"), by and between Novartis Pharmaceuticals Corporation, a Delaware corporation ("Novartis"), as the successor-in-interest to the Pharmaceuticals Division of Ciba-Geigy Corporation, a New York corporation ("Ciba") and Noven Pharmaceuticals, Inc., a Delaware corporation ("Noven"), as members of the Company (the "Members"). All capitalized terms used herein shall have the respective meanings given to such terms in Article I hereto.




                                   WITNESSETH:



                  WHEREAS, the Company was formed on April 29, 1998, pursuant to the Act;

                  WHEREAS, the Members desire to participate in the Company for the purpose of creating a platform to maintain and grow a franchise in women's health, focusing initially on the manufacture, marketing and sale of the 17(beta)-estradiol single active ingredient product in a matrix currently being marketed by Novartis under the trademark "Vivelle" pursuant to the License Agreement (the "Vivelle Business");

                  WHEREAS, the Members have concluded that such business may be conducted by them most effectively in the form of a limited liability company in accordance with the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the agreements and covenants set forth above and herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement:

                  "AAA" shall have the meaning provided in Section 12.2.

                  "Act" shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

                  "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Member is, or is deemed to be, obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
(5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  "Affiliate" shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall have the meaning provided in the first paragraph of this Agreement.

                  "Ancillary Agreements" shall have the meaning provided in
Section 2.7.

                  "Annual Plan" shall have the meaning provided in Section
5.4(i).

                  "Capital Account" shall have the meaning provided in Section 3.5.

                  "Capital Contribution" shall mean, with respect to any Member, the aggregate amount of cash and the fair market value of property contributed by such Member to the capital of the Company.

                  "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (including options and warrants and securities convertible into shares) of corporate stock of such Person.

                  "Cash Flow" shall mean, for any Fiscal Year or quarterly portions thereof, the cumulative gross cash receipts of the Company, including receipts from the sale, exchange or other disposition of the Company's assets, but expressly excluding (i) Capital Contributions to the Company and (ii) proceeds from loans to the Company.

                  "Certificate of Formation" shall mean the Certificate of Formation of the Company, as amended from time to time.

                  "Change of Control" shall be deemed to have occurred in the event that, after the date of this Agreement, (i) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, together with any Affiliates thereof, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 35% of the Voting Stock of the subject company; (ii) any Person or Group, together with any Affiliates thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of the subject company such that such nominees, when added to any existing director remaining on the Board of Directors of the subject company after such election who is an Affiliate of such Group, shall constitute a majority of the Board of

Directors of the subject company; or (iii) the subject company sells, leases or transfers all or substantially all of its assets in a single transaction or series of related transactions. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred (a) if Mr. Steven Sablotsky, together with any members of his family, directly or indirectly acquires over 35% of the Voting Stock of Noven provided that Noven (i) continues to be subject to and complies with the informational requirements of the Exchange Act of 1934, as amended, (ii) maintains the listing of its common stock on the Nasdaq National Market or other registered national securities exchange or (b) if Novartis or its Affiliates, directly or indirectly, shall beneficially own at least 35% of the Voting Stock of Noven.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

                  "Company" shall have the meaning provided in the first paragraph of this Agreement.

                  "Company Minimum Gain" shall have the meaning given the term "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                  "Confidential Information" shall have the meaning provided in
Section 4.5(b).

                  "Distributable Funds", with respect to any Fiscal Year or quarterly portion thereof, shall mean an amount equal to the Net Cash Flow of the Company minus reserves for anticipated future working capital and other purposes, which reserves shall be three million dollars ($3,000,000) or as determined from time to time by the Management Committee.

                  "Eligible Representative" shall have the meaning provided in
Section 12.2(a).

                  "Fiscal Year" shall mean each calendar year ending December 31, or such other annual accounting period of the Company as determined by the Members. Notwithstanding the foregoing, the first Fiscal Year of this Agreement shall end December 31, 1998.

                  "Formation Agreement" shall mean the Formation Agreement dated as of May 1, 1998 by and between Novartis and Noven.

                  "Income" shall mean the gross income of the Company for any Fiscal Year, including gains realized on the sale, exchange or other disposition of the Company's assets.

                  "Interest" of any Member shall mean the entire limited liability company interest of such Member in the Company, and any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

                  "Key Personnel" shall mean Robert C. Strauss.

                  "License Agreement" shall mean that certain Restated License Agreement dated as of November 15, 1991, by and between Noven, as licensor, and Ciba, as licensee, the rights and obligations of Ciba pursuant to which Novartis has assumed as the successor-in-interest to Ciba.

                  "Limited Assignment Agreement" shall mean that certain Limited Assignment Agreement dated as of May 1, 1998 by and among Novartis, Noven and the Company

                  "Loss" shall mean the aggregate of losses, deductions and credits of the Company for any Fiscal Year, including losses realized on the sale, exchange or other disposition of the Company's assets.

                  "Management Committee" shall have the meaning provided in
Section 5.3.

                  "Manager" shall have the meaning provided in Section 5.3(a).

                  "Mediator" shall have he meaning provided in Section 12.2(c).

                  "Member" and "Members" shall mean Novartis, Noven and any other Person admitted to the Company pursuant to this Agreement.

                  "Member Minimum Gain" shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to any Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

                  "Member Nonrecourse Debt" shall have the meaning given the term "partner nonrecourse debt" in Regulations Section 1.704-2(b)(4).

                  "Member Nonrecourse Deductions" shall have the meaning given the term "partner nonrecourse deductions" in Regulations Section 1.704-2(i).

                  "Net Cash Flow" shall mean, for any Fiscal Year or quarterly portion thereof, Cash Flow less the cumulative amount of (i) all operating expenses of the Company which require a cash expenditure, (ii) all payments of interest on and any other amounts due with respect to indebtedness, leases or other commitments or obligations of the Company (including loans by Members to the Company) during the Fiscal Year for which Net Cash Flow is being calculated or within ninety (90) days after the end of such Fiscal Year and (iii) any sum expended by the Company for capital expenditures.

                  "Net Income" shall mean the amount, if any, by which Income for any Fiscal Year exceeds Loss for such Fiscal Year.

                  "Net Loss" shall mean the amount, if any, by which Loss for any Fiscal Year exceeds Income for such Fiscal Year.

                  "Nonrecourse Deduction" shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

                  "Nonrecourse Liability" shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

                  "Novartis Contributed Assets" shall mean the Sublicense Agreement, the Assignment Agreement and the Trademark License.

                  "Novartis Preferred Return" shall mean, with respect to Novartis, a cumulative amount equal to $6,100,000 per annum (or an amount equal to $16,712.33 per day for any period less than a year including the first Fiscal Year of this Agreement), beginning on the date hereof, which amount, to the extent not distributed to Novartis in any Fiscal Year pursuant to Section 7.1(a) shall be added to the Novartis Preferred Return for the subsequent year and shall bear interest at a rate equal to the Yield of a Corporate Bond plus two hundred fifty (250) basis points per annum, compounded annually.
                  "Noven Contributed Assets" shall mean seven million five hundred thousand dollars ($7,500,000).

                  "Offering Notice" shall have the meaning provided in Section 9.5(a).

                  "Offeree" shall have the meaning provided in Section 9.5(a).

                  "Offeror" shall have the meaning provided in Section 9.5(a).

                  "Opt-Out Amount" shall have the meaning provided in Section 3.3(c).

                  "Opt-Out Member" shall have the meaning provided in Section 3.3(c).

                  "Percentage Interest" shall have the meaning provided in
Section 3.2.

                  "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other legal entity.

                  "Present Value of Novartis' Preferred Return" shall mean the present value of Novartis' Preferred Return as of the date said present value is calculated. For purposes of the preceding calculation, the period shall be ten
(10) years and the discount rate shall be equal to the Yield of a Corporate Bond plus two hundred fifty (250) basis points.

                  "President" shall have the meaning provided in Section 5.2.

                  "Regulations" shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

                  "Representatives" shall have the meaning provided in Section 12.2(b).

                  "Securities Acts" shall have the meaning provided in Section 13.15(a)(i).

                  "Specified Valuation Amount" shall have the meaning provided in Section 9.5(a).

                  "Sublicense Agreement" shall mean that certain Sublicense Agreement by and among the Company, Novartis and Noven dated as of May 1, 1998.

                  "Supply Agreement" shall mean that certain Supply Agreement by and between Noven and Ciba dated as of August 31, 1995, the rights and obligations of Ciba pursuant to which Novartis has assumed as the successor-in-interest to Ciba.

                  "Tax Matters Member" shall have the meaning provided in
Section 8.2.

                  "Trademark License" shall mean that certain Trademark License by and between the Company and Novartis dated as of May 1, 1998.

                  "Transfer" shall mean, as a noun, any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

                  "Vivelle" shall mean the 17(beta)-estradiol single active ingredient product in a matrix which Novartis has been marketing and will continue to market up through the Closing Date (as defined in the Formation Agreement) under the trademark Vivelle pursuant to the License Agreement.

                  "Vivelle II" shall mean the second generation product of Vivelle which has been designated by Noven as G2E2.

                  "Vivelle Business" shall mean the manufacture, marketing and sale of the 17(beta)-estradiol single active ingredient product in a matrix currently being marketed by Novartis under the trademark "Vivelle" pursuant to the License Agreement.

                  "Vivelle Net Income Ratio" shall mean, for any Fiscal Year, the average percentage of Net Income realized by the Company from sales of Vivelle determined as a fraction, the numerator of which is the aggregate Net Income from sales of Vivelle and the denominator of which is the aggregate net sales of Vivelle for such Fiscal Year.

                  "Vivelle Quarterly Net Income Ratio" shall mean, for any quarter of a Fiscal Year, the cumulative average percentage of Net Income realized by the Company from sales of Vivelle determined as a fraction, the numerator of which is the aggregate Net Income from sales of Vivelle for such quarter and all preceding quarters of such Fiscal Year and the denominator of which is the aggregate net sales of Vivelle for such quarter and all preceding quarters of such Fiscal Year.

                  "Voting Securities" of a any Person shall mean the Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

                  "Yield of a Corporate Bond" shall mean for any given day the yield set forth in the Merrill Lynch Bond Index under the category "1-10 year high quality corporate bond" as published in the Wall Street Journal National Edition, or if such yield is no longer available, the yield from another publicly available index for AAA-AA rated corporate bonds with a maturity of ten
(10) years or less.


                                   ARTICLE II

                               GENERAL PROVISIONS

                  Section 2.1 Formation. The Members hereby form the Company pursuant to the Act. A Certificate of Formation described in Section 18-201 of the Act, substantially in the form of Exhibit A to the Formation Agreement (the "Certificate of Formation"), has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

                  Section 2.2 Name. The name of the Company shall be "Vivelle Ventures LLC". The business and affairs of the Company shall be conducted under such name or such other name as the Members deem necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

                  Section 2.3 Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

                  Section 2.4 Place of Business. The business address of the Company shall be determined by the Management Committee. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Management Committee may deem advisable.

                  Section 2.5 Purpose. The purpose of the Company shall be to maintain and grow a franchise in women's health, focusing initially on the Vivelle Business and all other activities reasonably necessary to carry out such purpose.

                  Section 2.6 Limitations on Company Powers. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

                  Section 2.7 Ancillary Agreements. (a) The Members agree that services may be provided to the Company by a Member or an Affiliate of a Member and the business of the Company shall be conducted in accordance with the terms of written agreements attached hereto as Annexes from time to time (the "Ancillary Agreements"). Attached hereto are Ancillary Agreements the forms of which are hereby agreed upon as of the date hereof:

                  Annex I:  Form of  Distribution and Services Agreement
                  Annex II: Form of Marketing and Promotional Services Agreement

                  (b) The Members agree that in the event that Noven reasonably believes that Novartis has breached its obligations under the Distribution and Services Agreement, the Limited Assignment Agreement, the Trademark License or the Sublicense Agreement, Noven may, on behalf of the Company, assert a breach thereof and pursue all remedies at law or equity with respect thereto. The Members further agree that Noven may, on behalf of the Company, exercise the rights of the Company contained in Sections 5.4, 5.5, 5.6, 8.1 and 10.1 of the Distribution and Services Agreement; provided, however, that if the Management Committee has already approved an expenditure, accounting principle or methodology as part of the Annual Plan, then Noven may not exercise such right for such Fiscal Year.

                  (c) The Members agree that in the event that Novartis reasonably believes that Noven has breached its obligations under the Marketing and Promotional Services Agreement, the Limited Assignment Agreement or the Sublicense Agreement, Novartis may, on behalf of the Company, assert a breach thereof and pursue all remedies at law or equity with respect thereto. The Members further agree that Novartis may, on behalf of the Company, exercise the rights of the Company contained in Sections 4.4, 4.5, 4.6, 7.1 and 9.1 of the Marketing and Promotional Services Agreement; provided, however, that if the Management Committee has already approved an expenditure, accounting principle or methodology as part of the Annual Plan, then Novartis may not exercise such right for such Fiscal Year.

                  (d) Notwithstanding Noven's and Novartis' right to bring an action on behalf of the Company pursuant to paragraphs (c) and (d) above, the Company retains the right on its own behalf to exercise all of the rights granted to it and enforce all of the obligations owed to it pursuant to the Distribution and Services Agreement, the Marketing and Promotional Services Agreement, the Limited Assignment Agreement, the Trademark License and the Sublicense Agreement; provided that such exercise or enforcement has not been initiated by Noven pursuant to paragraph (c) or Novartis pursuant to paragraph
(d).

                  Section 2.8 Term. The Company shall remain in existence until dissolved, liquidated or terminated as provided in Article X.



                                   ARTICLE III

                              CAPITAL CONTRIBUTIONS

                  Section 3.1 Initial Capital Contributions. Each Member shall contribute, as an initial Capital Contribution to the Company, the following:
(i) Novartis shall contribute the Novartis Contributed Assets; and (ii) Noven shall contribute the Noven Contributed Assets. The Members agree that the fair value of the Novartis Contributed Assets, taking into account (1) the terms and conditions of the Sublicense Agreement, including, without limitation, the obligation of the Company to make payments under the Sublicense Agreement and (2) the obligation of the Company to make payments in the amount of the Novartis Preferred Return, is $7,806,122.(1)

                  Section 3.2 Percentage Ownership Interest. The Members shall have the following initial percentage ownership interests in the Company ("Percentage Interest") immediately following the making of the Capital Contributions set forth in Section 3.1:

                           Novartis                            51%
                           Noven                               49%


                  The Percentage Interest of the Members in the Company shall be adjusted appropriately to reflect any Transfer of an Interest in the Company or any disproportionate additional Capital Contributions made by the Members.

                  Section 3.3 Additional Capital Contributions.

                  (a) No Member shall be obligated, at any time, to guarantee or otherwise assume or become liable for any obligations of the Company or to make any additional Capital Contributions (in excess of those required under Section 3.1), advances or loans to the Company, unless such obligations are specifically accepted and agreed to by such Member.

                  (b) If, at any time or times hereafter, including, without limitation, in the event that the Company is unable to obtain sufficient bank financing to commence its operations, the Management Committee shall determine that additional capital (in excess of the amounts required under Section 3.1) is required by the Company, the President shall notify the Members of the amount of such additional capital and the anticipated time such additional capital will be required. The Management Committee shall determine whether such additional capital shall be provided by the Members by way of additional Capital Contributions or by way of loans from Members. In the event that all or any part of such additional capital is provided by way of loans from the Members, each Member shall have the right to participate in such loans to the extent of such Member's Percentage Interest. The terms of such loans shall be determined by the Management Committee but shall be the same for all Members. In the event that all or any part of such additional capital is to be provided by way of additional Capital Contributions by the Members, the Members shall be offered the opportunity to make such additional Capital Contributions in proportion to their respective Percentage Interests. In the event that all Members elect to contribute additional Capital Contributions in proportion to their Percentage Interests, no adjustment shall be made to the Percentage Interests of the Members as a result of such contributions.

------------------------------------

1 This valuation (X = $7,806,122) is calculated to give Novartis a 51% Percentage Interest, based on a contribution by Noven of $7,500,000 for its 49% Percentage Interest, according to the formula $X/.51 = $7,500,000/.49



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

                  (c) If the Management Committee determines that additional capital shall be provided by way of additional Capital Contributions and if any Member elects not to make such additional Capital Contributions to the Company pursuant to Section 3.3(b) (the "Opt-Out Member"), the Opt-Out Member shall promptly notify the other Member. The other Member shall thereupon have the right, but not the obligation, to contribute to the Company the amount of the Opt-Out Member's additional Capital Contribution that the Opt-Out Member elects not to make (the "Opt-Out Amount"). In the case of any additional Capital Contributions made pursuant to this Section 3.3(c), the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to the making of such additional Capital Contributions. The respective Percentage Interests of the Members shall then be recalculated, based upon the Capital Accounts of the Members immediately after such additional Capital Contributions are made pursuant to this Section 3.3(c). Any determinations with respect to the Capital Accounts of the Members and the recalculated Percentage Interests of the Members pursuant to this Section 3.3(c) shall be made by the Management Committee in its reasonable discretion.

                  Section 3.4 Return of Capital Contribution. Subject to Article VII, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member's Capital Account (as determined under Section 3.5) until the full and complete winding up and liquidation of the business of the Company.

                  Section 3.5 Capital Accounts. A separate capital account (the "Capital Account") shall be maintained for each Member in accordance with
Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any cash and the fair market value of any property contributed to the Company by such Member (net of any liability secured by such contributed property that the Company is considered to assume or take subject to), (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 3.5. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 3.5. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations
Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations. The Members agree that the initial Capital Accounts of the Members on the date hereof are as set forth on Schedule 1.

                  Section 3.6 New Members. Subject to Section 5.4, the Management Committee may issue additional Interests and thereby admit a new Member or Members, as the case may be, to the Company, only if such new Member
(i) has delivered to the Company its Capital Contribution; (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto; and (iii) has delivered such additional documentation as the Management Committee shall reasonably require to so admit such new Member to the Company.



                                   ARTICLE IV

                                     MEMBERS

                  Section 4.1 Members. The initial Members of the Company are Novartis and Noven.

                  Section 4.2 Admission of New Members. No Person shall be admitted as a member of the Company without the approval of the Management Committee as provided in Section 5.4.

                  Section 4.3 Voting. Each Member shall be entitled to vote upon all matters upon which Members have the right to vote in proportion to its respective Percentage Interests in the Company.

                  Section 4.4 Liability of Members. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

                  Section 4.5 Access to and Confidentiality of Information; Records.

                  (a) Subject to the provisions of Section 4.5(b), each Member shall have the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Member's interest as a Member of the Company, the documents and other information described in
Section 18-305(a) of the Act. Any demand by a Member pursuant to this section shall be in writing and shall state the purpose of such demand.

                  (b) Any information relating to a Member's business, operations or finances which is proprietary to, or considered proprietary by, a Member is hereinafter referred to as "Confidential Information". All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be proprietary to the provider of such information at the time of delivery to the receiving Member. All such proprietary information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each receiving Member agrees
(i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) that neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information (A) is or hereafter becomes public other than by a breach of this Agreement, (B) was already in the receiving Member's possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member and is not covered by any preexisting confidentiality agreement between the Members or (C) has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; and, provided further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company's business or (2) pursuant to judicial order, but only to the extent of such order and after reasonable notice to the original divulging Member.

                  (c) The receiving Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 4.5(b).

                  Section 4.6 Limitation on Actions of Members; Binding Authority. No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member of the Company, perform any act in any way relating to the Company or the Company's assets, except in a manner and to the extent consistent with the provisions of this Agreement. Any action taken by the Management Committee pursuant to this Agreement shall constitute the act of and serve to bind the Company, and each Member hereby agrees neither to dispute such action nor the obligation of the Company created thereby. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Management Committee set forth herein.

                                    ARTICLE V

                                   MANAGEMENT

                  Section 5.1 Determination by Members. The Members shall act on any matters to be determined by them pursuant to this Agreement through their representative Managers on the Management Committee established pursuant to
Section 5.3. Unless otherwise specified in this Agreement, a determination by the Members under any provision of this Agreement shall be made by the affirmative vote of a majority of the Percentage Interests.

                  Section 5.2 President. Noven shall be entitled to appoint an individual to act as "president" of the Company (the "President") with such authority as is set forth in this Agreement. Noven shall also be entitled to appoint any successor to the President. The Members hereby appoint Mr. Robert C. Strauss as President. The President shall hold office until his or her death, resignation or removal by a majority vote of the Management Committee. The President shall manage the day-to-day business operations and affairs of the Company subject to direction and oversight by the Management Committee. The President shall be responsible for the implementation of the decisions of the Management Committee and shall have the power to represent and bind the Company regarding the incurrence of monetary obligations or making of payments provided for in the Annual Plan approved by the Management Committee pursuant to Section 5.4(i). Decisions on matters hereunder requiring the express approval of the Members or which are set forth in Section 5.4, however, shall be made solely by the Management Committee. The President shall have such other powers and perform such other duties as usually pertain to the office of the President and as from time to time may be assigned to him by the Management Committee. The annual compensation of the President shall be included in the Annual Plan.

                  Section 5.3 Management Committee. (a) The Members hereby establish a management committee (the "Management Committee"). The Management Committee shall consist of five (5) individuals appointed to act as "managers" of the Company within the meaning of the Act (the "Managers") as follows:
Novartis shall be entitled to designate three (3) Managers; and (ii) Noven shall be entitled to designate two (2) Managers. The initial members of the Management Committee are set forth on Schedule 2. The Management Committee shall have general management powers with respect to the management and operation of the business and affairs of the Company and shall be responsible for policy setting and approval of the overall direction of the Company. The Management Committee shall delegate the day-to-day management obligation and responsibility of the Company to the President.

                  (b) Each member of the Management Committee shall hold office until death, resignation or removal at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Management Committee, the Member with the right to appoint and remove such vacating Manager shall appoint his or her successor.

                  (c) The Management Committee shall meet on the tenth business day of the first month of each fiscal quarter unless otherwise agreed by the Management Committee and at such other times as may be necessary for the Company's business on at least five (5) days prior written notice of the time and place of such meeting given by at least (2) Managers. Notice of regular meetings of the Management Committee is not required. Managers may waive in writing the requirements for notice before, at or after a special meeting, and attendance at such a meeting without objection by a Manager shall be deemed a waiver of such notice requirement. Minutes of all Management Committee meetings shall be recorded, signed by all Managers in attendance at the relevant meeting and filed with the permanent records of the Company.

                  (d) At least four (4) Managers (present in person, by telephone or through another Manager by power of attorney) shall constitute a quorum for the transaction of business by the Management Committee. Except as provided in Section 5.4, approval by the Management Committee of any matter shall require the vote of a majority of the Managers then in office voting at a duly held meeting of the Management Committee. Any Manager unable to attend a Management Committee meeting either in person or by telephone shall be permitted to give a written power of attorney to another Manager, and such other Manager may then vote at such meeting on behalf of the absent Manager.

                  (e) Any meeting of the Management Committee may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic meeting held pursuant to this Section shall constitute presence in person at such meeting.

                  (f) Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if all the Managers consent thereto in writing. In addition, if at any regularly scheduled meeting or special meeting called in accordance with the provisions of paragraph (c) above a quorum for the transaction of business is not obtained, any action required or permitted to be taken at such meeting in the presence of a quorum may still be taken if the number of Managers required to approve such action consents thereto in writing. Written consents shall be filed with the minutes of the proceedings of the Management Committee and shall be sent to each of the Managers.

                  (g) Managers shall be entitled to receive from the Company reimbursement for reasonable and direct travel expenses (including travel, lodging and meals) incurred in attending meetings of the Management Committee, but shall not otherwise be entitled to compensation or reimbursement of expenses.

                  Section 5.4 Matters Requiring Supermajority Management Committee Approval. Notwithstanding anything contained herein to the contrary, no act shall be taken, sum expended, decision made or obligation incurred by the Company with respect to the following matters without the prior affirmative vote or written consent of at least four (4) Managers:

                  (i) the approval of the annual operating and capital budgets of the Company (the "Annual Plan") and any material amendments thereto;

                  (ii) the approval of the annual sales and marketing plan of the Company and any material amendments thereto;

                  (iii) the approval of any amendment to the Certificate of Formation of the Company;

                  (iv) the approval of any material amendment to any of the Ancillary Agreements, the Sublicense Agreement, the Assignment Agreement, the Trademark License or the entry into any product supply contract, other than the Supply Agreement, with an alternative or second supplier;

                  (v) the entry into any contract between the Company and a third party sales force and the approval of any material amendments thereto;

                  (vi) the creation by the Company of any indebtedness in excess of one million dollars ($1,000,000) or obligation to guaranty such indebtedness, which creation is not provided for in the Annual Plan approved by the Management Committee pursuant to subparagraph (i);

                  (vii) the entry into any technology transfer, licensing or sublicensing arrangement, other than the Sublicense Agreement and the Trademark License;

                  (viii) the entry into any agreements regarding the contribution and subsequent marketing of new products not falling under the terms of the License Agreement;

                  (ix) the purchase price of any new products not falling under the terms of the License Agreement;

                  (x)      the admission of new Members;

                  (xi) the acquisition of any asset by the Company in one transaction or series of related transactions for consideration in excess of five hundred thousand dollars ($500,000), which acquisition is not provided for in the Annual Plan approved by the Management Committee pursuant to subparagraph (i);

                  (xii) the disposition of any assets of the Company in one transaction or series of related transactions with an aggregate fair market value in excess of five hundred thousand dollars ($500,000), which disposition is not provided for in the Annual Plan approved by the Management Committee pursuant to subparagraph (i); and

                  (xiii) the settlement of any commercial litigation which would require a payment by the Company in excess of one million dollars ($1,000,000) or which involves injunctive relief or consent orders which would enjoin the Company from selling any of its products.

                  Section 5.5 Delegation of Authority. The President shall devote such time to the Company's business as is necessary and appropriate to direct and supervise the Company's day-to-day business and operations in a prudent and reasonable manner, but nothing in this Agreement shall preclude the employment of any agent or third party to manage or provide other services in respect of the Company's assets or business, with the approval of the Management Committee, subject to the control and supervision of the President. The President shall have responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control, and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Company.

                  Section 5.6 Obligations of Members.

                  (a) The Members agree that the manufacture, packaging and sale of the Company's products will be subject to Novartis' requirements for quality control and quality assurance and that Novartis shall initially provide such services pursuant to a Distribution and Services Agreement.

                  (b) Each of the Members agrees to cause the Company to obtain product liability insurance as soon as practicable, such insurance to be comparable in scope, term, coverage and deductible amounts to that maintained by other similarly situated businesses.

                  Section 5.7 Other Activities. Nothing in this Agreement shall in any way limit or prohibit any of the Members from engaging in any other business or activity, and neither the Company nor any Member shall have any right, by virtue of this Agreement, the relationship of the Members or otherwise, either to participate in or to share in any other venture, activity or opportunity of any other Member or in the income or proceeds derived from any such venture, activity or opportunity.

                  Section 5.8 Power to Bind Company. No Manager (acting in his capacity), as such) shall have any authority, to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Management Committee by the affirmative vote required for such matter pursuant to this Agreement.


                                   ARTICLE VI

                                   ALLOCATIONS

                  Section 6.1 General Rule. Net Income and Net Loss shall be determined for each Fiscal Year in accordance with the accounting method followed by the Company for federal income tax purposes. Except as otherwise provided in Section 6.2 or 6.3, Net Income and Net Loss shall be allocated among the Members at the end of each Fiscal Year as follows:

                   (a) Net Income for each Fiscal Year shall be allocated among the Members in the following order of priority:

                  (i) First, to Novartis until the cumulative amount allocated to Novartis pursuant to this Section 6.1(a)(i) for the current Fiscal Year and all prior Fiscal Years equals the Novartis Preferred Return for the current Fiscal Year and all prior Fiscal Years. Amounts allocated pursuant to this Section 6.1(a)(i) shall be deemed to be allocated out of Net Income attributable to sales of Vivelle in an amount equal to the total amount being allocated pursuant to this Section 6.1(a)(i) multiplied by a fraction, the numerator of which is the amount of Net Income attributable to sales of Vivelle for the current Fiscal Year, and the denominator of which is the total amount of Net Income for the current Fiscal Year. The remainder of the amount allocated pursuant to this Section 6.1(a)(i) shall be deemed to be allocated out of Net Income which is not attributable to sales of Vivelle.

                  (ii) Second, any remaining Net Income attributable to sales of Vivelle for each Fiscal Year shall be allocated as follows:

                           (A) 70% to Novartis and 30% to Noven until the
                  cumulative amount of Net Income allocated to the Members pursuant to this Section 6.1(a)(ii)(A) equals the product of $30,000,000 multiplied by the Vivelle Net Income Ratio;

                           (B) then 60% to Novartis and 40% to Noven until the
                  cumulative amount of Net Income allocated to the Members pursuant to this Section 6.1(a)(ii)(B) equals the product of $10,000,000 multiplied by the Vivelle Net Income Ratio; and

                           (C) Thereafter, to the Members in proportion to their
                  respective Percentage Interests.

                  (iii) Third, all remaining Net Income shall be allocated to the Members in proportion to their then respective Percentage Interests.

                  (b) (i) Except as provided in Section 6.1(b)(ii), Net Loss for each Fiscal Year shall be allocated among the Members in proportion to their then respective Percentage Interests.

                  (ii) Any Net Loss resulting from the termination of any license or know-how pursuant to Section 10.4 shall be allocated to the Member to whom such license or know-how reverts upon termination.

                  (c) The determination of the amount of Net Income which is attributable to sales of Vivelle and the Vivelle Net Income Ratio shall be made by the Management Committee in its reasonable discretion.

                  Section 6.2 Limitation on Loss Allocation. Losses allocated to a Member pursuant to Section 6.1(b) shall not exceed the maximum amount of losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 6.1(b), the amount of losses that would be allocated to such Member but for the application of this Section 6.2 shall be allocated to the other Members (to the extent that such allocations would not cause such Members to have an Adjusted Capital Account Deficit) in proportion to their Percentage Interests. Any allocation of items of income, gain, loss, deduction or credit pursuant to this Section 6.2 shall be taken into account in computing subsequent allocations pursuant to Section 6.1, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 6.1 and this Section 6.2 shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 6.1 and this
Section 6.2 if such allocation under this Section 6.2 had not occurred.

                  Section 6.3 Special Allocations. Notwithstanding any provision of Section 6.1 or 6.2 to the contrary, the following special allocations shall be made in the following order:

                  (a) If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such Regulations and for purposes of this Section 6.3(a) only, each Member's net decrease in Company Minimum Gain shall be determined prior to any other allocations pursuant to this Article VI with respect to such Fiscal Year and without regard to any net decrease in Company Minimum Gain during such Fiscal Year.

                  (b) Notwithstanding any other provision of this Article VI except Section 6.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 6.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 6.3(b), each Member's net decrease in Member Minimum Gain shall be determined prior to any other allocations pursuant to this Article VI with respect to such Fiscal Year, other than allocations pursuant to Section 6.3(a).

                  (c) In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Income shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(c) were not in this Agreement. The foregoing provision is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Regulations.

                  (d) In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then each such Member shall be specially allocated items of Income in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3(d) were not in this Agreement.

                  (e) Any item of Nonrecourse Deduction shall be allocated to the Members in accordance with their then respective Percentage Interests.

                  (f) Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

                  (g) To the extent an adjustment to the adjusted tax basis of any Company asset is required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Account shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

                  (h) Any special allocation of items of income or gain pursuant to Section 6.3(a), (b), (c) or (d) shall be taken into account in computing subsequent allocations pursuant to this Article VI, so that the net amount of any items allocated to each Member shall, to the extent practicable, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article VI if such special allocations under this Section
6.3 had not occurred.

                  Section 6.4 Allocation with Respect to Transferred Interests. Each item of Income or Loss allocable to a Member's Interest that is transferred in whole or in part during any

Fiscal Year shall, if permitted by law, be allocated on a daily basis according to the varying Percentage Interests of the Members during such year.

                  Section 6.5 Section 704(c) Allocations. In accordance with
Section 704(c) of the Code and the Regulations thereunder, Income and Loss with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. Any elections or decisions relating to such allocations shall be made by the Tax Matters Member in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits, losses, other items or distributions pursuant to any provision of this Agreement.


                                   ARTICLE VII

                                  DISTRIBUTIONS

                  Section 7.1 Distribution of Distributable Funds. Except as provided in Section 10.3, Distributable Funds, if any, shall be distributed to the Members not less frequently than each fiscal quarter and at the times determined by the Management Committee as follows:

                  (a) First, to Novartis until Novartis has received cumulative distributions for the current Fiscal Year and all prior Fiscal Years equal to the Novartis Preferred Return for all such Fiscal Years.

                  (b) Second, remaining Distributable Funds shall be distributed as follows:

                  (i) 70% to Novartis and 30% to Noven until the cumulative amount distributed to the Members under this Section 7.1(b)(i) equals the amount of Net Income allocated to the Members for all prior Fiscal Years under Section 6.1(a)(ii)(A) plus an amount equal to the product of $30,000,000 multiplied by the Vivelle Quarterly Net Income Ratio;

                  (ii) 60% to Novartis and 40% to Noven until the cumulative amount distributed to the Members under this Section 7.1(b)(ii) equals the amount of Net Income allocated to the Members for all prior Fiscal Years under Section 6.1(a)(ii)(B) plus an amount equal to the product of $10,000,000 multiplied by the Vivelle Quarterly Net Income Ratio; and

                  (iii) Thereafter, to the Members in proportion to their respective Percentage Interests.

                  Section 7.2 Year End True-Up. If after the fourth quarter the cumulative amount of distributions to a Member made pursuant to Section 7.1 exceed the amount that such Member would have received if funds were distributed only annually at the end of the Fiscal Year, such Member shall promptly remit the excess to the Company. The Company shall promptly distribute the amounts that it receives pursuant to the preceding sentence so that each Member receives the amount of Distributable Funds such Member would have received if distributions had been made only at the end of the Fiscal Year rather than quarterly.

                  Section 7.3 Guaranteed Payment to Novartis. Amounts payable by the Company to Novartis pursuant to the terms of the Sublicense Agreement shall be a "guaranteed payment" for capital provided by Novartis to the Company within the meaning of Code Section 707(c).


                                  ARTICLE VIII

                  BOOKS, RECORDS, TAX MATTERS AND BANK ACCOUNTS

                  Section 8.1 Books and Records. The Company shall maintain or cause to be maintained accurate books and records of account in accordance with generally accepted accounting principles in the United States, consistently applied. The books and records shall be maintained at the Company's principal office or at a location designated by the Members, and all such books and records shall be available to any Member at such location for review and copying, at such Member's sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice. No later than thirty (30) days after the end of each month and Fiscal Year, the President shall prepare and deliver to the Members a balance sheet at the end of such month or Fiscal Year and an income statement, cash flow statement and statement of Members' Capital Accounts for such month or Fiscal Year. All Fiscal Year-end financial statements shall be audited by Coopers & Lybrand, L.L.P. or such other firm of independent certified public accountants approved by the Management Committee.

                  Section 8.2 Tax Matters Member. Novartis is hereby designated as the "tax matters partner" of the Company, as defined in Section 6231(a)(7) of the Code (the "Tax Matters Member"). Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under the Code or state or local tax law shall be timely determined and made by Novartis. In addition, upon the request of any Member, the Company shall make an election pursuant to Code Section 754 to adjust the basis of the Company's property in the manner provided in Code Sections 734(b) and 743(b); provided, however, that any costs incurred in connection with such election shall be borne by the requesting Member. The Company hereby indemnifies and holds harmless Novartis from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the Tax Matters Member, provided that any such action or failure to act does not constitute gross negligence or willful misconduct. The Tax Matters Member shall not file any return prior to the review by, and the consent to the filing thereof by, Noven, which consent shall not be unreasonably withheld or delayed.

                  Section 8.3 Bank Accounts. All funds of the Company are to be deposited in the Company's name in such bank account or accounts as may be designated by the Management Committee, and shall be withdrawn on the signature of such Person or Persons as the Management Committee may authorize.

                  Section 8.4 Accounting Method. The Company's books of account shall be maintained in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP").


                                   ARTICLE IX

                 SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION

                  Section 9.1 General Restriction. Except as otherwise provided in this Article IX, neither Member shall Transfer, directly or indirectly, all or any part of its Interest without the written consent of the other Member, and any attempt to so Transfer such Interest without the written consent of the other Member shall be null and void and of no effect.

                  Section 9.2 Permitted Transfers. A Member may Transfer its Interest to a wholly owned subsidiary of such Member. Novartis' Interest may be Transferred to an Affiliate and may be Transferred in connection with a merger or acquisition of Novartis.

                  Section 9.3 Admission of Transferee. No Transfer shall be permitted unless such Transfer is made in compliance with Section 9.1 and the potential transferee is admitted as a Member under this Section 9.3. If a Member Transfers all or any portion of its Interest in compliance with Section 9.1, such transferee may become a Member if (i) such transferee agrees in writing to be bound by the terms of this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such Transfer and (iii) the transferor and transferee execute and deliver such documents and certificates as may be required by applicable law or otherwise reasonably requested by the Company or any Member.

                  Section 9.4 Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or dissociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement, and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Article X. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Interest as a result of any purported resignation or withdrawal not in accordance with the terms of this Agreement.

                  Section 9.5 Buy/Sell. At any time following the second anniversary of the date of this Agreement, either Member may purchase from or sell to the other Member for cash, all, but not less than all, of such Member's Interest in the manner set forth below:

                  (a) Such Member (the "Offeror") shall serve upon the other Member (the "Offeree") a notice (the "Offering Notice") which shall contain the following terms:

                           (1) a statement of intent to rely on this Section
9.5; and

                           (2) the aggregate dollar amount (the "Specified
Valuation Amount") which the Offeror would be willing to pay in cash for 100% of the Interests in the Company as of the date of the Offering Notice

                  (b) The Offeree may elect to do one of the following and such option may be exercised at any time within forty-five (45) days after the Offeree's receipt of the Offering Notice:

                           (1) to sell all, but not less than all, of the
Offeree's Interest to the Offeror for a cash purchase price equal to the product of (X) the Specified Valuation Amount and (Y) the Offeree's Percentage Interest; or

                           (2) to purchase all, but not less than all, of the
Offeror's Interest for a cash purchase price equal to the product of (X) the Specified Valuation Amount and (Y) the Offeror's Percentage Interest.

                  (c) If the Offeree does not exercise either of the options set forth above within such forty-five (45) day period, then, as of the day following the expiration of such period, the Offeree shall conclusively be deemed to have elected to sell the Offeree's Interest.

                  (d) The election (or deemed election) of the Offeree shall be irrevocable and binding on the Offeror and the Offeree, and the sale, purchase and transfer of (and payment for) the relevant Interest (the "Closing") shall be completed according to the following procedure:

                  (i) The purchasing Member shall send a written notice to the selling Member (the "Closing Notice") specifying the date on which the Closing is to occur (the "Closing Date"), which date shall be within sixty
                           (60) days after delivery of the Offeree's response (or after the termination of the forty-five (45) day period, as the case may be); but may be postponed as appropriate to obtain any necessary governmental consents or approvals or to allow termination of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") waiting period, in which case the Closing Date shall be the fifth business day following receipt of the last such consent or approval or termination of the HSR Act waiting period;

                  (ii) The Closing shall take place at 10:00 a.m., local time, on the date specified in the Closing Notice at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, or at such other place and time as the parties may mutually agree;

                  (iii) If the Offeror is the purchaser, the Offeror shall on the Closing Date pay by wire transfer to the account of the Offeree the full purchase price for the Offeree's Interests, and the Offeree shall execute and deliver all documents necessary to transfer its Interests to the Offeror; If the Offeree is the purchaser, the Offeree shall on the Closing Date pay by wire transfer to the account of the Offeror the full purchase price for the Offeror's Interests, and the Offeror shall execute and deliver all documents necessary to transfer its Interest to the Offeree; and

                  (iv) If Noven is the purchaser of Novartis' Interest, Noven shall, at the Closing, pay Novartis by wire transfer an additional cash amount equal to the Present Value of Novartis' Preferred Return.

                  (e) Both Novartis and Noven agree to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required notification and report forms and other documents and exhibits required under the HSR Act to permit the purchase contemplated by this Section.

                  (f) Both Novartis and Noven agree that (i) if the purchasing Member shall fail to pay for the selling Member's Interest on the Closing Date, absent default by the selling Member, the purchasing Member shall be liable to the selling Member for monetary damages and (ii) if the selling Member refuses to transfer its Interest to the purchasing Member on the Closing Date, absent default by the purchasing Member, the purchasing Member shall (without prejudice to any other rights the purchasing Member may have against the selling Member) be entitled to specific performance and injunctive and other equitable relief to enforce the performance of the selling Member's obligations under this Section.

                  (g) Both Novartis and Noven agree that the sale of one Member's Interest to the other Member pursuant to this Section shall not in and of itself result in the dissolution of the Company.


                                    ARTICLE X

                                   DISSOLUTION

                  Section 10.1 Limitations. The Company may be dissolved, liquidated or terminated only pursuant to the provisions of this Article X, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.

                  Section 10.2 Dissolution Events.

                  (a) The Company shall be dissolved upon (i) the later to occur of (A) the tenth anniversary of the date of this Agreement or (B) the expiration of the term of the License Agreement, which term may be extended by written agreement of Novartis and Noven; or (ii) the earlier to occur of (A) the unanimous vote of the Management Committee or (B) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

                  (b) The Company may be dissolved by a Member upon the material breach by the other Member of this Agreement, the Restated License Agreement, the Sublicense Agreement, the Supply Agreement, the Assignment Agreement, the Trademark License or any of the Ancillary Agreements; provided that the non-breaching Member notifies the breaching Member in writing of such breach and the breaching Member does not cure the breach within thirty (30) days after receiving the notice.

                  (c) The Company may be dissolved by either Member within ninety (90) days following the second anniversary of the date of this Agreement or within ninety (90) days following the third anniversary of the date of this Agreement in the event that the Company fails to have (i) sales of at least the lesser of (A) $20,000,000 or (B) 90% of the annual budget sales or (ii) profits sufficient to pay in full Novartis' Preferred Return for each such year; provided, however, that Noven may cure the condition described in (c)(ii) above by paying Novartis the difference between the Preferred Return and the portion of the Preferred Return paid to Novartis by the Company within thirty (30) days of receipt of written notice of such deficiency.

                  (d)      The Company may be dissolved by Novartis:

                  (i) if before the second anniversary of the date of this Agreement there has been a Change of Control of Noven, or thereafter if there has been a Change of Control of Noven and the acquiring Person is one of the top ten pharmaceutical companies (as measured by annual dollar sales as computed by IMS or other comparable data for the most recent calendar year for which statistics are available); or

                  (ii) if before the second anniversary of the date of this Agreement, Noven shall terminate the employment of its Key Personnel "without Cause" or its Key Personnel is caused to leave Noven's employment for "Good Reason," each as defined in that certain Employment Agreement dated as of December 14, 1997 by and between Noven and Robert C. Strauss.

                  Section 10.3 Liquidation. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 10.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

                  (a) The Management Committee shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

                  (b) The property of the Company shall be liquidated or distributed in kind under the supervision of the Management Committee as promptly as possible, but in an orderly, businesslike and commercially reasonable manner. The Management Committee may, in the exercise of its business judgment and if commercially reasonable or required by a prior agreement of the Members or the Company determine (i) to sell all or any portion of the property of the

Company to a Member, provided that the purchase price is not less than the fair market value of such property as determined in good faith by the Management Committee or its designee, or to any other Person or (ii) not to sell all or any portion of the property of the Company, in which event such property and assets shall be distributed in kind pursuant to Section 10.3(d).

                  (c) Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Article VI. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Article VI and the amount of the distribution shall be considered to be such fair market value of the asset.

                  (d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

                           (i) to the payment of the debts and liabilities of
                  the Company and the expenses of liquidation or distribution;

                           (ii) to the setting up of any reserves which the
                  Management Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company; and

                           (iii) the balance, if any, to the Members having
                  positive Capital Account balances (after all adjustments thereto otherwise required hereunder) proportionately to their respective positive Capital Account balances (as so adjusted); provided, however, that, in the discretion of the Management Committee, sale proceeds and assets to be distributed in kind need not be distributed pro rata so long as the aggregate distributions are in the amounts set forth in this Section 10.3(d)(iii).

                  Section 10.4 Termination of Licenses and Know-How. Upon the dissolution and liquidation of the Company, any licenses or know-how granted by a Member to the Company shall terminate and revert back to the Member granting such license or know-how, and neither the Company nor any other Member shall have any right, interest or obligation with respect thereto except as expressly set forth in such license or grant.


                                   ARTICLE XI

                         EXCULPATION AND INDEMNIFICATION

                  Section 11.1 Exculpation of Members. No Member shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions taken or not taken in good faith and reasonably believed by such Member to be in or not opposed to the best interests of the Company except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or the material breach of any obligation under this Agreement or of the fiduciary duties owed to the Company or the other Members by such Member.

                  Section 11.2 1 Indemnification by Company. The Company shall indemnify, hold harmless and defend the Members, the Managers and all their respective agents and employees from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (i) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.


                                   ARTICLE XII

                               DISPUTE RESOLUTION

                  Section 12.1 Dispute Settlement. The parties hereto shall use their best efforts to resolve any dispute arising out of or in connection with this Agreement by good faith negotiation and mutual agreement. Upon written notice of the chief executive officer ("CEO") of a party, the CEOs of each party shall meet at a mutually convenient time and place to attempt to resolve any such dispute. However, in the event that the CEOs of the parties hereto are unable to resolve any dispute arising out of or in connection with this Agreement, such parties shall first attempt to settle such dispute through a non-binding mediation proceeding as set forth in Section 12.2. In the event any party to such mediation proceeding is not satisfied with the results thereof, then any unresolved disputes shall be finally settled in accordance with an arbitration proceeding as set forth in Section 12.3. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

                  Section 12.2 Mediation. Mediation proceedings shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (the "AAA") in effect on the date the notice of mediation was served, other than as specifically modified herein, and shall be non-binding on the parties thereto.

                  (a) Any party may commence a mediation proceeding by serving written notice thereof to the other party or parties, by mail or otherwise, designating one executive officer of such notifying party, which executive officer must be, in title, at least one management level above the person(s) directly involved in the dispute on behalf of such party (an "Eligible Representative"), to be its representative in the mediation proceeding and designating the issue(s) to be mediated and the specific provisions of this Agreement under which such issue(s) and dispute arose. The initiating party shall simultaneously file two copies of the notice with the AAA, along with a copy of this Agreement.

                  (b) Within ten (10) business days of receipt of such notice, each other party shall designate, in writing, to the other party or parties an Eligible Representative to be its representative in the mediation proceeding (such representatives and the representative of the original notifying party are collectively referred to herein as the "Representatives").

                  (c) The Representatives shall select one neutral third party AAA mediator (the "Mediator") with expertise in the pharmaceutical industry. If a Mediator has not been selected within five (5) business days thereafter, then a Mediator with expertise in the pharmaceutical industry shall be selected by the AAA in accordance with the Commercial Mediation Rules of the AAA.

                  (d) The Mediator shall schedule sessions, as necessary, for the presentation by all Representatives of their respective positions, which, at the option of the Mediator, may be heard by the Mediator jointly or in private, without any other Representatives present. The mediation proceeding shall be held in New York, New York or such other place as agreed by the Mediator and all of the Representatives. The Representatives may submit to the Mediator, no later than ten (10) business days prior to the first scheduled session, a brief memorandum in support of their position.

                  (e) The Mediator shall make written recommendations for settlement in respect of the dispute within ten (10) business days of the last scheduled session. If any Representative involved is not satisfied with the recommendation for settlement, it may commence an arbitration proceeding in accordance with Section 12.3.

                  Section 12.3 Arbitration.(a) Arbitration proceedings shall be conducted under the Rules of Commercial Arbitration of the AAA (the "Rules"). The arbitration panel shall consist of three arbitrators. One such arbitrator shall be selected by Novartis ("Novartis' Arbitrator"). One arbitrator will be selected by Noven ("Noven's Arbitrator"). These arbitrators shall be selected by the respective parties within ten business days after receipt by either Novartis or Noven of a written notification from the other party of a decision to arbitrate a dispute pursuant to this Agreement. Should either Novartis or Noven fail to select an arbitrator within said ten-business day period, the party who so fails to select an arbitrator will have its arbitrator selected by the AAA upon the application of the other party. The third arbitrator shall be selected by Novartis' Arbitrator and Noven's Arbitrator. Such third arbitrator shall be the chairperson of the panel. If said arbitrators cannot agree upon a third arbitrator within thirty days from the date of appointment of the last selected arbitrator, then either Novartis' Arbitrator or Noven's Arbitrator may apply to the AAA to appoint said third arbitrator. Any arbitrator who is selected shall disclose promptly to the AAA and to both parties any financial or personal interest the arbitrator may have in the result of the arbitration and/or any other prior or current relationship, or expected or discussed future relationship, with the parties or their representatives. The arbitration panel shall promptly conduct proceedings to resolve the dispute in question pursuant to the then existing Rules. To the extent any provisions of the Rules conflict with any provision of this Section 12.3, the provisions of this Section 12.3 shall control.

                  (b) Novartis and Noven agree to facilitate the arbitration by each paying to the AAA one-half of the required deposit before commencement of the proceedings. In any final award and/or order, the arbitration panel shall apportion all the costs (other than attorney's fees which shall be borne by the party incurring such fees) incurred in conducting the arbitration in accordance with what the arbitration panel deems just and equitable under the circumstances.

                  (c) Novartis and Noven agree to facilitate the arbitration proceedings by making available to one another and to the arbitration panel, for inspection and photocopying, all documents, books and records, if determined by the arbitration panel to be relevant to the dispute, and by making available to one another and to the arbitration panel personnel directly or indirectly under their control, for testimony during hearings if determined by the arbitration panel to be relevant to the dispute. Novartis and Noven agree, unless undue hardship exists, to agree to conduct arbitration hearings to the greatest extent possible on consecutive business days and to strictly observe time periods established by the Rules or by the arbitration panel for the submission of evidence and of briefs. Unless otherwise agreed to by Novartis and Noven, a stenographic record of the arbitration proceedings shall be made and a transcript thereof shall be ordered for each party, with each party paying one-half of the total cost of such recording and transcription.

                  (d) The arbitration panel shall have all powers of law and equity, which it can lawfully assume, necessary to resolve the issues in dispute including, without limiting the generality of the foregoing, making awards of compensatory damages, issuing both prohibitory and mandatory orders in the nature of injunctions and compelling the production of documents and witnesses for presentation at the arbitration hearings on the merits of the case. The arbitration panel shall neither have nor exercise any power to act as amicable compositeur or ex aequo et bono; or to award special, indirect, consequential or punitive damages. The decision of the arbitration panel shall be in written form and state the reasons upon which it its based. The statutory, case law and common law of the State of Delaware shall govern in interpreting their respective rights, obligations and liabilities arising out of or related to the transactions provided for or contemplated by this Agreement, including without limitation, the validity, construction and performance of all or any portion of this Agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded, but such governing law shall not include the law pertaining to conflicts or choice of laws of Delaware; provided however, that should the parties refer a dispute arising out of or in connection with an Ancillary Agreement or an agreement between the Company and either Noven or Novartis which specifically references this Article, then the statutory, case law and common law of the State whose law governs such agreement (except the law pertaining to conflicts or choice of law) shall govern in interpreting the respective rights, obligations and liabilities of the parties arising out of or related to the transactions provided for or contemplated by such agreement, including, without limitation, the validity, construction and performance of all or any portion of such agreement, and the applicable remedy for any liability established thereunder, and the amount or method of computation of damages which may be awarded.

                  (e) Should any term or provision of this Section 12.3 be held invalid, the remainder of this Section shall be valid and enforceable. Any party may seek enforcement of this Section by application to the United States District Court for the Southern District of New York, for such relief as shall be necessary or reasonably required to implement the provisions of this Section 12.3

                  (f) Unless the parties otherwise agree, the venue of arbitration proceedings conducted pursuant to this Section 12.3 shall be Wilmington, Delaware.


                                  ARTICLE XIII

                                  MISCELLANEOUS

                  Section 13.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Members at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                           (a)      If to Noven, to:

                           Noven Pharmaceuticals, Inc.
                           11960 S.W. 144th Street
                           Miami, FL  33186
                           Attention:  Mr. Robert C. Strauss, President and
                                       Chief Executive Officer
                           Telephone:  (305) 253-5099
                           Facsimile:  (305) 232-1836

                  with a copy to:

                           Foley & Lardner
                           3000 K Street, N.W.
                           Suite 500
                           Washington, D.C.  20007
                           Attention:  Sybil Meloy, Esq.
                           Telephone:  (202) 672-5300
                           Facsimile:  (202) 672-5399

                  or to such other person or address as Noven shall furnish to Novartis in writing.

                  (b)      If to Novartis, to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention:  Office of the CEO
                           Telephone:  (973) 781-8005
                           Facsimile:  (973) 781-7036

                  with copies to:

                           Novartis Pharmaceuticals Corporation
                           59 Route 10
                           East Hanover, NJ  07936
                           Attention:  Thomas Kendris, Esq., Legal Department
                           Telephone:  (973) 781-5234
                           Facsimile:  (973) 781-6477

                  and

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, NY  10036
                           Attention:  William F. Wynne, Jr., Esq.
                           Telephone:  (212) 819-8200
                           Facsimile:  (212) 354-8113

                  or to such other person or address as Novartis shall furnish to Noven in writing.


                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered on the day transmitted unless it is received after 5:00 p.m., New York time, or on a day which is not a business day, in which case it shall be deemed delivered on the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either Member may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

                  Section 13.2 Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

                  Section 13.3 Successors. This Agreement shall be binding upon, and inure to, the benefit of the parties and their successors and permitted assigns.

                  Section 13.4 Construction. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

                  Section 13.5 Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

                  Section 13.6 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction and in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the economic result previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

                  Section 13.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

                  Section 13.8 Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Members with respect to the subject matter set forth herein. The Members hereto may amend this Agreement at any time, but no amendment shall be effective unless it is in writing and duly executed by all of the Members.

                  Section 13.9 Further Assurances. Each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement and carry on the business contemplated hereunder.

                  Section 13.10 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

                  Section 13.11 Incorporation by Reference. Every Exhibit, Schedule and Annex attached to this Agreement and the Formation Agreement is incorporated in this Agreement by reference unless this Agreement otherwise expressly provides.

                  Section 13.12 Limitation on Liability. The Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member with respect to the obligations of the Company shall be limited solely to the amount of its Capital Contributions as provided under Article III.

                  Section 13.13 Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law.

                  Section 13.14 No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

                  Section 13.15 Investment Representations. Each Member agrees and mutually represents to the other Members as follows:

                  (a)      The Members understand:

                           (i) that the Interests evidenced by this Agreement
                  have not been registered under the Securities Act of 1933, as amended, the Delaware Securities Act or any other state securities laws (the "Securities Acts") because the Company is issuing these Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

                           (ii) that the Company has relied upon the fact that
                  the Interests are to be held by each Member for investment;
                  and

                           (iii) that exemption from registration under the
                  Securities Acts may not be available if the Interests were acquired by a Member with a view to distribution.

                  (b) Accordingly, each Member hereby confirms to the other Members that such Member is acquiring the Interests for the Member's own account, for investment and not with a view to the resale or distribution thereof.

                  (c) Before acquiring an Interest, each Member has investigated the Company and its business and has had made available to it all information necessary for the Member to make an informed decision to acquire the Interest. Each Member considers itself to be a Person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member's investment in the Interest.

                  IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date and year first above written.





                  NOVARTIS PHARMACEUTICALS CORPORATION



                  By: /s/ Wayne P. Yetter
                      ------------------------------------
                       Title:  President and Chief Executive Officer



                  NOVEN PHARMACEUTICALS, INC.



                  By: /s/ Robert C. Strauss
                      ------------------------------------
                      Title:  President and Chief Executive Officer

                                                                      SCHEDULE 1


                  MEMBERS AND INITIAL CAPITAL ACCOUNT BALANCES



                       Member Name                     Initial Capital Account
                       -----------                     -----------------------
           Novartis Pharmaceuticals Corporation               $7,806,122

               Noven Pharmaceuticals, Inc.                    $7,500,000

                                                                      SCHEDULE 2




                             INITIAL MEMBERS OF THE

                              MANAGEMENT COMMITTEE



Debra E. Freire

Kenneth P. Schuster

Milton H. Grannatt

Robert C. Strauss

Steven Sablotsky